Exhibit 99.1

AeroGrow Receives Marketplace Rule 4310(c)(3) Notice From NASDAQ

Boulder, CO – August 13, 2008 -- AeroGrow International, Inc. (NASDAQ: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced that on August 11, 2008, the Company was notified by NASDAQ that it is no longer in compliance with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum $2.5 million in stockholders' equity, $35 million market capitalization, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

NASDAQ staff has requested that, on or before August 26, 2008, the Company submit its specific plan to achieve and sustain compliance with all listing requirements, including the time frame for completion of the plan.  AeroGrow expects to submit its plan to NASDAQ on or before August 26, 2008.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature dirt-free, aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:

Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.